Exhibit 10.29

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of                         , by and between Better Holdco, Inc., a Delaware corporation (together with its affiliates, the “Company”), with its principal offices at 175 Greenwich Street, New York, NY 10007, and [                        ] (“Executive”).

Recitals

WHEREAS, the Company and Executive desire to set forth the terms upon which Executive will continue Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.    Term. The term of Executive’s employment hereunder by the Company will commence on December 16, 2021 (the “Effective Date”) and will continue for one year thereafter (the “Initial Period”). Following the Initial Period, the term will automatically renew for one year periods unless either party notifies the other party of nonrenewal at least 30 days prior to the end of the Initial Period or such one year period (the Initial Period and any subsequent renewal periods, the “Employment Period”).

3.    Position and Duties. During the Employment Period, Executive will serve as [                    ] of the Company and will report to the Company’s [                    ]. Executive will have those powers and duties normally associated with the position of [                    ]and such other powers and duties as may be prescribed by or at direction of the Chief Executive Officer, provided in each case that such other powers and duties are consistent with the position of [                    ]. Executive will devote substantially all of Executive’s working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his or her duties for the Company. Without the consent of the Company’s Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement). Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his or her duties and responsibilities hereunder or violate Section 9(a), (b), (c) or (d) of the terms of this Agreement, to (i) manage Executive’s (and his or her immediate family’s) personal, financial and legal affairs, and (ii) serve, with the prior approval of the Board, on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his or her duties and responsibilities under this Agreement).

4.    Place of Performance. The place of employment of Executive will be at the Company’s offices in New York, NY.

5.    Compensation and Related Matters.

(a)    Base Salary. During the Employment Period, the Company will pay Executive a base salary of $[                    ] per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If Executive’s Base Salary is increased or decreased by the Company, such increased or decreased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)    Annual Bonus. During the Employment Period, Executive will be entitled to receive an annual target bonus of [        ]% of Base Salary, payable in cash. If Executive’s annual target bonus is increased or decreased by the Company, such increased or decreased annual target bonus will then constitute the target bonus for all purposes of this Agreement.

(c)    Incentive Equity Awards. During the Employment Period, and for so long as the Company offers an incentive equity plan similar to the Company’s 2021 Incentive Equity Plan (the “Incentive Equity Plan”), Executive will be eligible to receive grants under each such Incentive Equity Plan, the specific amount of which shall be in the sole discretion of the Company’s Board or the compensation committee thereof, as applicable.

(d)    Benefits. During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.

(e)    Expense Reimbursement. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company or to its employees generally.

(f)    Vacation. Executive will be eligible for vacation in accordance with the Company’s Flexible PTO and Sick & Safe Time Off Policy, which can be found in the Employee Handbook, or the current vacation and sick time policies in effect from time to time.

6.    Reasons for Termination of Employment. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)    Death. Executive’s employment hereunder will terminate upon his or her death.

(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform his or her duties hereunder for a continuous period of 180 days, with or without reasonable accommodation, the Company may terminate Executive’s employment hereunder for “Disability.” During any period that Executive fails to perform his or her duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his or her full Base Salary set forth in Section 5(a) until his or her employment terminates.

(c)    Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon the occurrence of any of the following:

(i)    the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud or embezzlement;

(ii)    the Executive’s conviction of or plea of guilty or nolo contendere to any other act of moral turpitude, or a violation of federal or state law by the Executive that, in each case, the Company reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business;

(iii)    the Executive’s gross negligence or willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company;

(iv)    the Executive’s material breach of any obligations under any written agreement or covenant with the Company (including Section 9 and the Confidential Information, Invention Assignment, and Arbitration Agreement);

(v)    the Executive’s material breach of a Company policy that results in material financial loss, or injury to the Company and its subsidiaries, their goodwill, business or reputation;

(vi)    the Executive’s willful, substantial, or continued (for a period of at least thirty (30) days) substantial failure to perform the Executive’s duties (other than as a result of the Executive’s physical or mental incapacity).

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.

(d)    Good Reason. Executive may terminate his or her employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent:

(i)    a reduction of at least 20% in the Executive’s base salary or target bonus opportunity, unless such reduction applies pursuant to an across-the-board reduction that affects all similarly situated employees;

(ii)    a material diminution in Executive’s position, authority, duties or responsibilities, provided, that, any change to Executive’s reporting relationship as set forth in Section 3 will not itself give rise to a right to terminate employment for Good Reason under this prong (ii); or

(iii)    the Company’s material breach of any provision of this Agreement.

Notwithstanding the foregoing, no such act or omission will be treated as “Good Reason” under this Agreement unless: (A) Executive delivers to the Company a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (B) Executive delivers such statement before the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, (C) Executive gives the Company a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (D) Executive actually submits Executive’s written resignation to the Company and terminates employment during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period. Notwithstanding the foregoing, the Company placing Executive on a paid leave for up to ninety (90) days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a “Good Reason” event; provided, further, that, if Executive is subsequently terminated for Cause, then Executive will repay any amounts paid by the Company to Executive during such paid leave period.

(e)    Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f)    Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7.    Termination of Employment Procedure.

(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 6(b), (c) or (d). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his or her death, the date of his or her death; (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c)    Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to resign (i) from the board of directors of any subsidiary of the Company and/or any other board to which Executive has been appointed or nominated by or on behalf of the Company (including the Board), and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.

8.    Compensation upon Termination of Employment. This Section provides the payments and benefits to be paid or provided to Executive as a result of his or her termination of employment. Except as provided in this Section 8, under the Executive Change in Control Severance Plan, or under any award agreements or equity incentive plans in which Executive participates, as applicable, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of his or her employment, regardless of the reason for such termination.

(a)    Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his or her employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Employment Period, the Company will:

(i)    pay Executive (or his or her estate in the event of his or her death) as soon as practicable following the Date of Termination any earned but unpaid Base Salary through the Date of Termination;

(ii)    reimburse Executive as soon as practicable following the Date of Termination for any amounts due to Executive pursuant to Section 5(e) (unless such termination occurred as a result of misappropriation of funds); and

(iii)    provide Executive with any compensation and benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.

(b)    Termination by Company without Cause or by Executive for Good Reason. If employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, in addition, subject to Section 8(e), the Company will provide to Executive (i) a lump sum amount equal to the Severance Amount, (ii) the Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees of the Company, (iii) the Medical Benefits and (iv) the Equity Vesting Benefits.

(i)    The “Severance Amount” will be equal to [    ] times ([    ]x) the Executive’s current Base Salary.

(ii)    The “Pro Rata Bonus” will be a lump sum cash payment equal to the Participant’s annual target bonus, pro-rated based on the number of days the Participant was actually employed by the Company during the applicable performance period in which the Date of Termination occurred; plus (2) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination.

(iii)    The “Medical Benefits” will be provided if the Executive makes a valid election under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to continue their health coverage. The Company will pay or reimburse the Executive for the cost of such continuation coverage for the Executive and any eligible dependents that were covered under the Company’s health care plans immediately prior to Date of Termination for [                        ] months following the Date of Termination or until the earliest of (a) the date upon which the Executive and/or the Executive’s eligible dependents become covered under similar plans or (b) the date upon which the Executive ceases to be eligible for coverage under COBRA. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws.

(iv)    The “Equity Vesting Benefits” means that those outstanding and unvested equity awards that are subject to time-based vesting, held by the Executive as of the Date of Termination and scheduled to vest during the [                    ] month period following the Date of Termination shall continue to vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision), subject to Executive’s continued compliance with Section 9 of this Agreement and the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement. In the case of any outstanding and unvested equity awards that are held by the Executive that are subject to performance-based vesting, such awards shall be treated in accordance with the terms of the Incentive Equity Plan and the applicable award agreement.

(v)    The Executive will participate in the Executive Change in Control Severance Plan, as may be amended from time to time and, to the extent that the Executive incurs a “Qualifying Termination” under the terms of the Executive Change in Control Severance Plan, the benefits and payments that the Executive is eligible to receive shall be provided under such plan, without duplication of any benefits and payments that would otherwise be provided upon a termination of Executive’s employment under Section 8(b).

(c)    Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, subject to Section 8(e), to the Pro Rata Bonus.

(d)    Death. If Executive’s employment is terminated by his death, Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 8(a) hereof and, subject to Section 8(e), to the Pro Rata Bonus.

(e)    Condition to Payment. As a condition to the payments and other benefits set forth in this Section 8 (other than payments and benefits provided in Section 8(a) hereof), Executive must execute a separation and general release agreement (the “Release”) in the form customarily used for senior executives of the Company at the time, which will be provided to Executive by the Company for review and execution within two days after the Date of Termination and must be returned to the Company, not revoked and become effective pursuant to its terms and conditions all within fifty-five (55) days following the Date of Termination. The payments and benefits provided in this Section 8 (other than payments and benefits provided in Section 8(a) hereof) will begin (or be completed in the case of lump sum payments) within sixty (60) days following the date of termination, subject to Executive’s compliance with the requirements of Section 8(e) and continued compliance with Section 9.

9.    Ancillary Agreement.

(a)    As a material condition of this Agreement, Executive is required to execute and ratify the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement attached hereto as Schedule 1.

(b)    Cease Payments. In the event that Executive materially breaches the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement the Company’s obligation to make or provide payments or benefits under Section 8 will cease. Further, the Company shall have the right upon written notice (which may be in electronic form) to reclaim and receive from the Executive the gross amount of any payments provided under Section 8, and any such return of such payments by the Executive which requires action on the part of the Executive shall be made within five (5) business days following receipt of written demand therefore.

10.    Indemnification and Directors’ and Officer’s Liability Insurance.

(a)    As a material condition of this Agreement, Executive is required to execute the Indemnification Agreement attached hereto as Schedule 2.

(b)    Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on substantially the same terms as for the Company’s other officers.

11.    Successors; Binding Agreement.

(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his or her rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive dies following his or her Date of Termination while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts unless otherwise provided herein will be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his or her legal representatives or estate.

12.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: the address listed as the Executive’s address in the Company’s personnel files.

If to the Company:

Better Holdco, Inc.

175 Greenwich Street, 59th Floor

New York, NY 10007

Attention: Deputy General Counsel and the Legal Department

legal-compliance@better.com

13.    Resolution of Differences Over Breaches of Agreement.

(a)    The parties will use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures; except that this requirement will not apply to any claim or dispute under or relating to Section 9 of this Agreement. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim will be resolved by arbitration in Manhattan, New York, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company will pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(b)    If any contest or dispute will arise between the Company and Executive regarding any provision of this Agreement, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of all of Executive’s claims brought and pursued in connection with such contest or dispute.

14.    Miscellaneous.

(a)    Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b)    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York without regard to its conflicts of law principles.

15.    Entire Agreement. Except as provided in the Executive Change in Control Severance Plan, applicable Company Equity Plans, and the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date.

16.    Section 409A Compliance.

(a)    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)    All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)    Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

(d)    Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

17.    Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit him or her from entering into and performing under this Agreement or that would limit the performance his or her duties under this Agreement.

18.    Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE COMPANY	EXECUTIVE

Signature:	Signature:

Date:	Date:

Title: